CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated December 8, 2000 relating to the financial statements and financial highlights of John Hancock Global Fund, John Hancock International Fund, and John Hancock Mid Cap Growth Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" relating to John Hancock Global Fund, John Hancock International Fund, and John Hancock Mid Cap Growth Fund and "Independent Auditors" relating to John Hancock Global Fund, John Hancock International Fund, John Hancock Mid Cap Growth Fund, and John Hancock U.S. Global Leaders Fund in such Registration Statement.



/s/PricewaterhouseCoopers LLP
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Boston, Massachusetts
February 26, 2001